EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Form S-1 Registration Statement of Canyon Gold Corporation (an exploration stage company) of our report dated July 18, 2011, except for Note 8 for which the date is March 2, 2012, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, related to our audit of the financial statements of Long Canyon Gold Resources Corp. (an exploration stage company) as of April 30, 2011, December 31, 2010 and 2009 and for the four months ended April 30, 2011 and the years ended December 31, 2010 and 2009, and to the reference to our firm under the caption “Experts” and all other references to our firm included in this Amendment No. 2 to Form S-1 Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 23, 2012